Marketing & Promotion Agreement

by and between

Aqua-Society-GmbH

and

Sesam Business Consultants

and

Mr. Mousa AbuAisha

08/17/05 WED 22:53 [TX/RX NO 8647]

Marketing & Promotion Agreement

by and between

Aqua-Society GmbH, a limited liability company, duly formed under the laws of Germany, having its head office in Raiffeisenstrasse 1, D-61169 Friedberg, Germany, represented herein by its General Manager, Mr. Hubert Hamm + Mr. Achim Stamm

- hereinafter referred to as **"Aqua-Society"** -

and

Sesam Business Consultancy, registered in the Commercial Register of the Dubai, under CR No. 513984, Dubai World Trade Centre, # 13, P.O. Box 9353, Dubai, United Arab Emirates, represented herein by its General Manager, Mr. Boris Ritter

- hereinafter referred to as **"Sesam"** -

and

Mr. Moosa Abu Aisha, as [illegible] national and respected businessperson supporting [illegible] activities of Aqua-Society GmbH in the territory

- hereinafter referred to as [illegible]

Sesam Business Consultancy and Mr. Moosa Abu Aisha

- jointly hereinafter referred to as **"UAE Team"**.

Preamble

Whereas **AQUA-SOCIETY** is an international company, operating world wide in the field of the object as outlined in the "List of Objects" attached hereto; and

Whereas the **UAE Team** has excellent business contacts in the subject field in the Gulf Region; and

Whereas **Sesam & Moosa** are willing to make their connection available and **AQUA-SOCIETY** is willing to make use of them;

Now therefore, **AQUA-SOCIETY** and the **UAE Team** are covenant and agree on the following terms and conditions:

Art. 1 Incorporation of the Preamble

The Preamble shall be considered an integral part of this Agreement and each Party hereto confirms the correctness of the description related to it.

Art. 2 Definitions

Wherever used in this Agreement,

(1)	"Agreement"	means this Marketing & Promotion Agreement;
(2)	"Parties"	means **AQUA-SOCIETY**, **Sesam** and **Moosa**, individually also referred to as "Party";
(3)	"Object Value"	means the sum of all financial commitments or transactions during the first 6 months form the date of this Agreement and subsequently any further period of six months until its end based on the agreements reached by **AQUA-SOCIETY** and the interested party introduced by the **UAE Team**, including but not limited to any kind of investments, loans, contributions to share capital, cash payments, bank transfers, undertakings, guarantees, letter of credits, securities, bonds, liabilities, commercial value of services, or other financial commitments or obligations as the case may be;
(4)	"Dirhams" [illegible] "Dhs"	means UAE Dirham [illegible] the lawful currency [illegible] the United Arab Emirates[1];
(5)	"Intellectual Property"	means the entire [illegible] intellectual property [illegible] including, but not limited to industrial property rights, patents, research trials, research trial results, publications related to the research trials; as well as utility rights, design models, application processes, tra-demarks, logos, trade names, government permits, registrations, licences, exemptions, franchises, and/or copyrights always including related documents and rights, which are still in the phase of development;

[1] 1US$ = 3.68 Dhs; 1Dhs = 0.27 US$

(6) "Confidential Information" means any verbal and/or written information and/or material which does not form part of the public domain and which has been and/or will be exchanged or to which the other party has had or will have access to in the course of negotiation and/or the execution of the Agreement;

(7) "in writing" or "written" means any type-written, hand-written, or by any technical means produced and/or stored written proof of information including, but not limited to, telefaxes, e-mails, telexes, telegraphic transmissions, telegrams, or stored data or printouts of transmissions by modem or internet devices.

Wherever the context of this Agreement so permits or requires, the above definitions may be used in singular or plural. Words denoting the masculine gender include the feminine gender and vice versa.

Art. 3 Services of Sesam

Sesam undertakes to provide the following services under this Agreement. The objects of this Agreement shall be limited to the objects and the territory as defined herein:

1) "Back-up Office": [illegible] support (office and administrative/[illegible] services) for the activities of Moosa (Art. 4) providing bi-monthly status reports and 4-weeks activity forecasts on all related activities by the parties in the territory;
2) "Working paper": outlining the initial strategic concept and being updated on a regular basis in accordance with the latest developments involving all parties;
3) "Interactive Web-portal": serving as internal and external communication tool;
4) "marketing support": carrying out additional related marketing activities as outlined in the "working paper".

Art. 4 Services of Moosa

Moosa undertakes to locate third parties being interested to enter into certain contracts to introduce them into the subject matter and to act as a mediator in the subsequent negotiations. The objects of this Agreement shall be limited to the objects and the territory as defined herein.

Art. 5 The Objects of this Agreement

The Objects of this Agreement shall be confined to the objects as described in the List of Objects attached hereto as

Annex A. (List of Objects)

Art. 6 Revision of List of Objects

New objects related to the Objects or modifications of it coming up in the negotiations shall form part or modify the List of Objects (**Annex A**) accordingly.

Art. 7 Military, Non-Legal Objects

The List of Objects may not include objects related to arms and/or ammunition or any other objects, in which commission agents, brokers or commercial agent are not permitted by law.

Art. 8 Changes in the Objects

The List of Objects shall include objects or interests of **AQUA-SOCIETY**, subsidiaries of **AQUA-SOCIETY** and/or daughter companies, in which **AQUA-SOCIETY** or **AQUA-SOCIETY's** main shareholder(s) hold directly or indirectly more than 25% of the share capital, and/or its parent company, if any.

Art. 9 Territory

Unless expressly agreed otherwise in writing this Agreement shall be restricted [illegible] interested parties having their domicile or residence in the Gulf.

Art. 10 Sesam's Fees

Sesam shall be entitled to receive for its services (Art 3.) to a monthly fee of € 3,000.

The calculation is based on a average hourly rate of € 100.

Additionally **Sesam** shall be entitled to a commission of 4% of the Object value. The commission is due not later than 14 days after the payment has been credited to the bank account of **AQUA-SOCIETY**.

In case a subsequent agreement is signed within a period of 24 months from the date of the first agreement, which is related to the Objects, but which has not been considered in the calculation of the commission, the calculation shall be revised and the additional commission becomes due forthwith.

In case the volume or the value of the object is extended, the commission shall be adjusted accordingly.

Art. 11 Moosa's Fees

Moosa shall be entitled for his services (Art 4.) to a monthly fee of **€ 4.500**.

Additionally **Moosa** shall be entitled to a commission of 4% of the Object value after a period of 6 months form the date of this Agreement. The commission is due not later than 14 days after the payment has been credited to the bank account of **AQUA-SOCIETY**. The commission payments will be offset with the monthly fees.

Art. 12 Legal Consultancy Works

Legal consultation works including, but not limited to, the preparation of legal and/or financial concepts, draft agreements, the formation of companies; establishments etc. is not covered by or included in the Commission for the services related to the Object.

AQUA-SOCIETY shall entrust all legal consultancy work including, but not limited to, the preparation of legal and/or financial concepts, draft agreements, the formation of companies, establishments etc. required for the implementation of the Objects to **Meyer-Reumann Legal Consultancy, Dubai – Abu Dhabi (MRLC)**, who alternatively - upon request of **AQUA-SOCIETY** and/or any interested third party – may also prepare drafts, legal statements, legal opinions, drafts, etc. taking into consideration predominantly the parties joint interest and subsequently each party's reasonable individual interest.

The legal works shall be subject to [illegible] fees in accordance with the General Fee Schedule of MRLC as published on MRLC's Web-Site [illegible]

Art. 13 UAE Team's Performance Obligations

The **UAE Team** shall describe itself in all correspondences related to the objects as **AQUA-SOCIETY's** broker and shall not, with respect to the contacts solicited hereby, describe or represent himself as having any other relation with or authority from **AQUA-SOCIETY**, unless expressly agreed otherwise in writing.

Sesam represents and warrants that its execution and performance of this Agreement shall not violate or conflict with the prevailing laws and/or the terms of any other agreement by which it is bound and it has not entered into an agreement with a competitor of **AQUA-SOCIETY** in the same field as that of the Object.

Art. 14 Sub-Commission Agents

Sesam may instruct Sub-Commission Agents at its discretion and expense.

Art. 15 Effective Date, Term, Notice of Termination

This Agreement shall come into force upon being signed by the **Parties** and shall be valid

for a period of 6 months and can thereafter be renewed for 6 months by both parties. Should the efforts of **Sesam** and **Moosa** be in compliance with the terms of this Agreement and do not justify a termination or non-renewal **AQUA-SOCIETY** undertakes not to appoint any other promoter/agent/consultant fort the territory in the subject matter for a period of 18 months.

However, this Agreement may only be terminated simultaneously and in accordance with any other agreement to which reference has been made in this Agreement and to which any of the **Parties** of this Agreement are a party as well unless expressly agreed otherwise.

Art. 16 Obligations of the Parties upon Termination

The termination of this Agreement shall not release either Party from the payment of any sum owed by it. Commitments on behalf of or in the interest of the other Party made in compliance with this Agreement are to be honoured. Commissions for objects in progress are to be paid in accordance with the developments.

In case of termination, any deferred payments shall automatically become due forthwith. Advance payments, if any, shall be returned if and as far as not earned.

Art. 17 Confidential Information

Except as expressly provided herein, each Party hereto agrees that neither Party during the term of this Agreement nor after its termination may disclose each other's Confidential Information and/or any other secrets (being detrimental to the other Party) unless prior approval has been given in writing.

If information is considered as confidential by a party, it shall expressly be marked "Confidential". Any oral disclosure of Confidential Information shall be confidential in writing by the disclosing Party and marked "Confidential". Third parties shall be notified in accordance with the terms herein within thirty (30) days from the written confirmation date.

Each Party undertakes and agrees, unless expressly authorised otherwise, not to permit any Confidential Information of the other Party to be given or put at the disposal of any third party, not even for short periods, and not to copy or reproduce it by any method, in whole or part, or to make excerpts therefrom or notes of its contents for itself or for any third party unless expressly authorized.

Either Party undertakes in an appropriate manner to commit its employees, who may gain knowledge of such Confidential Information, not to disclose or divulge any Confidential Information or other secrets.

Confidential Information remains the exclusive property of the supplying Party. All Confidential Information including copies and/or excerpts made thereof, shall be returned to the supplying Party upon termination of this Agreement for whatsoever reasons.

Each Party is allowed to disclose Confidential Information to the Party's accountants and attorneys or may be required by prevailing securities or in compliance with other applicable laws always provided that the other Party's well-understood interest in secrecy of the Confidential Information is complied with to the best possible.

Either Party has no restriction with regard to its own Confidential Information.

Art. 18 Notices

Notices to the Parties shall be addressed to the addresses given in

Annex B. **(Notify Addresses of the Parties)**

All correspondence, invoices, reminders, clarifications, shall be directed to the address of provided in **Annex B**.

Unless expressly provided otherwise herein, all notices, which are to be served hereunder by the Parties on each other, shall be sent through registered mail, by an international courier service or shall be delivered against personal receipt or by other legally valid means. Every notice shall be deemed to have been given and received at the time [illegible] should have been received in the ordinary course of transmission. Notices given [illegible] telefax, e-mail, or other technical means are only valid if such means constitute [illegible] instruments for serving notices in accordance with the applicable law at the [illegible] time.

Either Party shall without request and without undue delay inform the other Party of any changes in its address by registered letter.

Art. 19 Intellectual Property

The Intellectual Property of any Party to this Agreement shall remain the exclusive property of that Party. The other Party(ies) at all times shall recognise and honour the validity and the ownership of the Intellectual Property of the other Parties and may at no time during the term of this Agreement or after its termination contest such Intellectual Property.

The owner of the Intellectual Property may at its sole discretion decide, whether and when to apply for the registration(s) of any trademark(s) and/or patent(s) or other Intellectual Property within the Territory.

The Intellectual Property of **AQUA-SOCIETY**, which presently is or which in the future may be registered or used in the Territory, has been summarised and – on a non

exclusive basis - listed in

Annex C. (List of Intellectual Property of AQUA-SOCIETY)

Art. 20 General Rules

This Agreement constitutes the entire Agreement of the Parties with respect to the subject matter hereof except expressly provided otherwise herein. It cancels, replaces and supersedes all previous verbal or written agreements between the Parties except those, which have been entered into simultaneously.

To the extent references and summaries have been made in this Agreement to agreements or draft agreements attached or related hereto, in case of divergences the attached or related agreements or draft agreements shall prevail.

Any waiver, modification, alteration, and/or addition to this Agreement or any of its provisions shall not be binding on either Party unless it was made in writing and duly signed by authorized representatives of the concerned Parties.

The failure of either Party at any time and from time to time and in any particular context or connection to enforce any of the terms, conditions or stipulations herein shall not be construed as a waiver thereof nor of the right of either Party at any other time to enforce each and every such term, condition or stipulation aforesaid.

This Agreement may not be transferred, assigned, pledged or otherwise disposed of, in whole or in part, without the prior written approval of all other Parties.

The headlines of the Articles shall serve as guideline only and do not form part of this Agreement nor shall they prejudice its content.

All dates, periods and terms related to this Agreement shall be given and counted in accordance with the Gregorian Calendar.

Art. 21 Applicable Law

This Agreement shall be governed by the laws of the Emirate of Dubai and those of the United Arab Emirates.

No provisions of this Agreement shall be interpreted in a way contradicting to the law agreed upon, which shall be applied complementary and which shall be given preponderance over any incompatibility with this Agreement.

The invalidity of any term, condition or stipulation of this Agreement shall not affect the validity of the remaining terms, conditions or stipulations of this Agreement nor shall it cause the invalidity of the Agreement in its totality.

If the association of the Parties as structured in this Agreement requires to be altered or

changed hereafter pursuant to any addition or amendment in the laws of the U.A.E. or the Emirate of Dubai or Abu Dhabi, the Parties agree to exercise their best endeavours to restructure their association hereunder to comply with such laws while preserving to the extent possible the terms agreed to herein; provided that such compliance shall not alter the fundamental intent and purpose of this Agreement or materially prejudice the interests of either Party hereto.

Art. 22 Arbitration – GCC Arbitration Centre, Bahrain

In case of disputes between the Parties related to the performance, application and/or interpretation of this Agreement, such disputes shall be settled amicably. If this fails, the dispute shall exclusively be referred to arbitration in accordance with the rules and procedures provided for in the "Charter and Arbitral Procedure Rules" of the "Commercial Arbitration Centre of the States of the Co-operation Council for the Arab States of the Gulf" in Bahrain (hereinafter referred to as the "GCC-Arbitration Centre"). The arbitration shall be subject to the following terms and conditions:

The Arbitration proceedings shall take place in Dubai, United Arab Emirates.

The Arbitrator(s) shall be lawyer(s), judge(s) or chartered accountant(s) or expert(s) in the subject field of business. They shall speak fluent English.

The arbitration shall be held in English. Likewise all petitions or memoranda of the Parties [illegible] orders or decisions of the Arbitration Panel [illegible] submitted in English, except [illegible] areas Arabic is required by law, e.g. for [illegible] statements and/or the communication with the Authorities and for the Award.

The written request of one Party to the other Parties to refer a dispute to arbitration shall include the nomination of one or more persons considered as being qualified to act as Sole Arbitrators. Within fifteen (15) days from the receipt of such request, the other Parties shall either approve one of the nominees in writing or submit a counter proposal with one or more different nominees, held to be qualified.

From among these nominated persons, the Parties shall select one person as Sole Arbitrator within fifteen (15) days from the date of the counter proposal.

The Sole Arbitrator may establish his own procedure rules in compliance with the rules of the GCC-Arbitration Centre.

The failure to select a Sole Arbitrator in time causes the rejection of all the nominees as Sole Arbitrator. If and when all nominees are rejected, or if the time given has expired, or if a nominee chosen by both Parties has turned down the appointment, the appointment of a Sole Arbitrator shall be considered as failed and the dispute shall be referred to an

Arbitration Panel consisting of an arbitrator of each Parties and one arbitrator to be appointed by the GCC-Arbitration Centre.

For the formation of the Arbitration Panel, each Party shall within fifteen (15) days from the failure of the appoinment of a Sole Arbitrator, appoint its arbitrator without request. On request of the appointed arbitrators, the Secretary General of the GCC-Arbitration Centre shall appoint an arbitrator as Chairman of the Tribunal from the GCC-Arbitration Centre's Arbitration Panel within two weeks. Persons having been nominated for sole arbitration are qualified to be appointed as arbitrator of a Party or as Chairman.

The Award shall be given bilingual English-Arabic. Alternatively, the Arbitration Panel shall issue an English award and shall attach a true Arabic translation to it prepared and authenticated by a duly licensed legal translator.

Each Party shall be entitled to appoint an attorney at law of its choice for handling the dispute. The fees and expenses of attorneys shall be considered as costs of the dispute. A lump sum amount equal to the average fee of the arbitrators shall be recoverable by the winning Party together with the other litigation expenses. In case of winning and losing partially the costs shall be shared pro rata. The arbitrator(s) shall decide on the costs in the award.

Art. 23 Originals

This Agreement was [illegible] three originals, Each Party receiving one [illegible]

Signatures:

Aqua Society GmbH
Raiffeisenstr. 1
61169 Friedberg

Signed at [illegible] 2005

Achim Stamm
Mr. ~~Hubert Hermes~~
For: Aqua-Society GmbH

Signed at Dubai on 18.04. 2005

Mr. Boris Ritter
For: Sesam Business Consultants

Signed at Dubai on ______ 2005

Mr. Moosa Abu Aisha

Annex A
to Fee Agreement
between AQUA-SOCIETY and UAE Team

List of Objects

With reference to Art. 5 of this Agreement the List of Objects comprises the following:

- Aqua Mission Machines by **AQUA-SOCIETY**, which are producing water of drinking quality plus cool air
- Thermo Mobile systems by **AQUA-SOCIETY**, a logistic system for remote areas for transportation of goods, which require cooling.

Annex B

to the Agreement

between AQUA-SOCIETY and UAE Team

(Addresses for Notices to the Parties)

Notify Addresses of the Parties

Notices to **AQUA-SOCIETY** shall be addressed to:

Full name:	Aqua-Society GmbH
Attention:	Mr. Hubert Hamm
Street/Location:	Raiffeisenstrasse 1
City:	D-61169 Friedberg
Country:	Germany
Telephone:	0049-6031 791760
Telefax:	0049-6063 791762
E-mail:	

Aqua-Society GmbH
Raiffeisenstr. 1
61169 Friedberg

STAMM & LANG
[illegible]
Wilhelmstraße 2
61231 Bad Nauheim
Tel. 0 60 32 - 7 21 23 Fax 7 21 27

Notices to Sesam shall be addressed to:

Full name:	Sesam [illegible]
Attention:	Mr. [illegible]
Street/Location:	Dubai World Trade Centre, # 13
City:	Dubai
Country:	United Arab Emirates
Telephone:	00971-4-3317 150
Telefax:	00971-4-3313 832
E-mail:	riner@sesam-centre.com

Notices to Moosa shall be addressed to:

Full name:	Mr. Moosa Abu Aisha
Attention:	Mr. Moosa Abu Aisha
Street/Location:	Dubai World Trade Centre, # 13

City:	Dubai
Country:	United Arab Emirates
Telephone:	00971-50 6275566
Telefax:	00971-4-3313 832
E-mail:	ayham99@emirates.net.ae

Annex C
to Commission Agency Agreement
between **AQUA-SOCIETY** and **UAE Team**

List of Intellectual Property of AQUA-SOCIETY

With reference to Art. 18 of the Agreement between **AQUA-SOCIETY** and Sesam the Intellectual Property of **AQUA-SOCIETY** comprises the following:

- Any Know How of Sesam, which does not form part of the public domain.
- Any Intellectual Property related to the Object as described in **Annex A**, which does not form part of the public domain.

15

AS / RK